   As filed with the Securities and Exchange Commission on November 3, 1998
                                                  SEC Registration No. 333-64705
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                   AMENDMENT NO. 1
                                          TO

                                       FORM S-3
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933

                                COLORADO MEDTECH, INC.
            --------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

       Colorado                                               84-0731006
------------------------                               -------------------------
(State of Incorporation)                               (I.R.S. Employer ID. No.)


             6175 Longbow Drive, Boulder, Colorado 80301, (303) 530-2660
        ----------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code of Registrant's Principal Executive Offices)


                                   Bruce L. Arfmann
                                Colorado MEDtech, Inc.
                                  6175 Longbow Drive
                               Boulder, Colorado 80301
                                    (303) 530-2660
               --------------------------------------------------------
               (Name, address, including zip code and telephone number
                      including area code of agent for service)

                                      Copies to:
                                      ----------

                                Peter J. Jensen, Esq.
                           Chrisman, Bynum & Johnson, P.C.
                                1900 Fifteenth Street
                                  Boulder, CO  80302
                                    (303) 546-1300
--------------------------------------------------------------------------------

           Approximate date of commencement of proposed sale to the public:
      From time to time after the effective date of this Registration Statement


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              --------------------------

--------------------------------------------------------------------------------
 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

PROSPECTUS                         3,781,756 SHARES

                                COLORADO MEDTECH, INC.
                                     COMMON STOCK
                                    (NO PAR VALUE)

                                    -------------

     This Prospectus relates to up to 3,781,756 shares (the "Shares") of the common stock, no par value (the "Common Stock"), of Colorado MEDtech, Inc. (the "Company"), which may be offered from time to time by the Selling Shareholders named herein under "Selling Shareholders". The Shares fall into two categories:
(i) those that are now owned by Selling Shareholders as a result of purchases from the Company in private transactions in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation D promulgated thereunder as the basis for exemption from registration; and (ii) those that may be purchased in the future by Selling Shareholders from the Company upon the exercise of certain non-qualified stock options (the
"Options") held by Selling Shareholders which were originally issued by the Company in connection with its acquisition of Novel Biomedical, Inc. (such Selling Shareholders are referred to as the "Novel Shareholders").


     The Company will not receive any of the proceeds from the sale of the Shares. Selling Shareholder Vencor Operating, Inc. ("Vencor") has entered into an Agency Agreement with the Company, Advest, Inc. and Bigelow & Company, pursuant to which the Shares held by Vencor are to be sold at a price of $6.375 per share, if which Shares 655,000 are being purchased by the Company. The distribution of the Shares by the Novel Shareholders is not subject to any underwriting agreement. The Shares offered by the Novel Shareholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, the Novel Shareholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Novel Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Novel Shareholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with any of the Selling Shareholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales.


     The Common Stock of the Company trades on the Nasdaq Stock Market National Market system under the symbol "CMED". As of the close of trading on November 2, 1998, the closing sale price of the Common Stock as quoted on the Nasdaq Stock Market National Market system was $7.13 per share. Total expenses of the offering are estimated to be $20,900, all of which will be paid by the Company.

     SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                    -------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is November 3, 1998.

                                AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") on Form S-3 under the Securities Act for registration of the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information, and a copy of the Registration Statement, can be copied and inspected at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company files certain of its materials with the Commission electronically. The Commission maintains a World Wide Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     The Company intends to furnish its shareholders with annual reports containing audited financial statements for each fiscal year.

                         DOCUMENTS INCORPORATED BY REFERENCE

     The Company will furnish without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents referred to below, other than exhibits to such documents. All requests for copies of such documents should be directed in writing to Bruce L. Arfmann, Vice President and Chief Financial Officer, Colorado MEDtech, Inc., 6175 Longbow Drive, Boulder, Colorado 80301.

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          1)   Annual Report on Form 10-K for the fiscal year ended June 30,
1998.
          2)   Current Report on Form 8-K dated September 30, 1998.

          3) Proxy Statement in connection with the November 20, 1998 annual meeting of shareholders.

          4) A description of the Common Stock contained in the Company's Registration Statement No. 2-83841-D on Form S-18, dated May 17, 1983.

     All documents filed subsequent to the date of this Prospectus by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING THOSE SET FORTH IN THE FOLLOWING "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

CUSTOMER RISK FACTORS

     The Company's success depends on the success of its customers and their products that are developed or manufactured by the Company. Any unfavorable developments or adverse effects on the sales of those products or its customers' businesses could have a corresponding adverse effect on the Company. The Company believes that its customers and their products (and, accordingly, the Company) are generally subject to the following risks:

     COMPETITIVE ENVIRONMENT

     The medical products industry is highly competitive, subject to significant technological change, and requires ongoing investment to keep pace with technological developments and quality and regulatory requirements. The medical products industry consists of numerous companies, ranging from start-up to well-established companies. The competitors of the Company's customers may succeed in developing or marketing technologies and products that will be better accepted in the marketplace than the products manufactured by the Company for its customers or that would render its customers' technology and products obsolete or noncompetitive. Some of the Company's customers are emerging medical technology companies that have competitors and potential competitors with substantially greater capital resources, research and development staffs and facilities and substantially greater experience in developing and commercializing new products. The Company's customers may not be successful in marketing or distributing their products, or may not respond to pricing, marketing or other competitive pressures or the rapid technological innovation demanded by the marketplace and, as a result, may experience a dramatic drop in product sales, which would have an adverse effect on the Company's business, results of operations and financial condition.

     UNCERTAIN MARKET ACCEPTANCE OF NEW PRODUCTS; PRODUCT OBSOLESCENCE

     There can be no assurance that the Company's customers' will be able to gain any significant market acceptance for the products developed or manufactured for them by the Company. Market acceptance may depend on a variety of factors, including educating the target market regarding the use of a new procedure and convincing health care payers that the benefits of the product and its related treatment regimen outweigh its costs. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Some of the Company's customers, especially emerging medical technology companies, have limited or no experience in marketing their products and may be unable to establish effective sales and marketing and distribution channels to successfully commercialize their products.

     CUSTOMER REGULATORY COMPLIANCE

     The Food and Drug Administration (the "FDA") regulates many of the products developed and manufactured by the Company for its customers, and requires certain clearances or approvals before new medical devices can be marketed. As a prerequisite to any introduction of a new device into the medical marketplace, the Company or its customers must obtain necessary product clearances or approvals from the FDA or other regulatory agencies. There can be no assurance that such clearances or approvals will be obtained on a timely basis, if at all.

     Certain medical devices manufactured by the Company may be subject to the need to obtain FDA approval of a premarket approval application ("PMA"), which requires substantial preclinical and clinical testing and may cause delays and prevent introduction of such instruments. Other instruments can be marketed only by establishing "substantial equivalence" to a predicate device in a 510(k) premarket notification. In addition, products intended for use in foreign countries must comply with similar requirements and be certified for sale in those countries. A customer's failure to comply with the FDA's requirements can result in the delay or denial of approval to proceed with the device. Delays in obtaining regulatory approval are frequent and, in turn, can result in delaying or canceling customer orders from the Company. There can be no assurance that the Company's customers will obtain or be able to maintain all required clearances or approvals for domestic or exported products on a timely basis, if
at all.   The delays and potential product cancellations inherent in the regulatory approval and ongoing regulatory compliance of products developed or manufactured by the Company may have a material adverse effect on the Company's business, reputation, results of operations and financial condition.

     CUSTOMERS' FUTURE CAPITAL REQUIREMENTS

     Some of the Company's customers, especially emerging medical technology companies, are not profitable and may have little or no revenues, but they have significant working capital requirements for which the customer may be required to raise additional funds through public or private financings. Adequate funds for their operations may not be available when needed, if at all. Insufficient funds may require a customer to suspend its research and development spending, delay development of a product, clinical trials (if required) or the commercial introduction of a product. Depending on the significance of a customer's product to the Company's revenues or profitability, any adverse effect on a customer resulting from insufficient funds could result in an adverse effect on the Company's business, results of operations and financial condition.

     UNCERTAINTY REGARDING THIRD-PARTY REIMBURSEMENT

     Governmental and insurance industry efforts to reform the health care industry and reduce health care spending have affected, and will continue to
affect, the market for medical devices.   Adverse governmental regulation
relating to the Company's or its customers' products which might arise from future legislative, administrative or insurance industry policy cannot be predicted and the ultimate effect on private insurer and governmental health care reimbursement is unknown. Government and other commercial insurance companies are increasingly vigorous in their attempts to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products even if approved for marketing by the FDA. If adequate coverage and reimbursement levels are not provided by government and commercial payers for uses of the Company's new and existing products, the market acceptance of these products and the Company's profitability would be adversely affected.

RELIANCE ON MAJOR CUSTOMERS

     In the fiscal year ended June 30, 1998, two (2) customers accounted for approximately forty-five percent (45%) of the Company's consolidated revenues. In the fiscal year ended June 30, 1997, three (3) customers accounted for approximately forty-five percent (45%) of the Company's consolidated revenues. In the fiscal year ended June 30, 1996, two (2) customers accounted for approximately forty percent (40%) of the Company's
consolidated revenues.   As a contract developer and manufacturer, the
Company has historically obtained a significant share of its revenue from a small number of customers, but the identity of those major customers tends to change from year to year. A significant reduction in orders from any of these customers could have a material adverse effect on the Company's business and results of operations. Vencor, Inc., a Selling Shareholder under this prospectus, accounted for less than 10% of the Company's consolidated revenues in each of the fiscal years ended June 30, 1998, 1997 and 1996.

COMPETITION

     The Company faces competition from a variety of sources, including consulting, commercial product development and manufacturing companies. Competition also comes from commercial and university research laboratories and from current and prospective customers who evaluate the Company's capabilities against the merits of designing, engineering and manufacturing products internally. Many of the Company's competitors have substantially greater financial, research and development manufacturing resources than the Company. Competition from any of the foregoing sources could place pressure on the Company to accept lower margins on its contracts or lose existing or potential business, which could result in a material adverse effect on the Company's business, results of operations and financial condition.

VARIABILITY OF OPERATING RESULTS

     The Company's annual and quarterly operating results are affected by a number of factors, including the volume and timing of revenue from customer orders, which varies due to (i) variation in demand for the customer's products as a result of, among other things, product life cycles, competitive conditions and general economic conditions, (ii) suspension or cancellation of a customer's development project or R&D budget for reasons often unrelated to the project;
(iii) a change in a customer's R&D strategy as a result of sale or merger of the customer to another company; and (iv) delays in projects associated with the approval process for changes to a project. Because the Company's outsourcing services business organization and its related cost structure anticipate supporting a certain minimum level of revenues, the Company's limited ability to adjust its short-term cost structure may compound the adverse effect of any significant revenue reduction. Any one of these factors or a combination thereof could result in a material adverse effect on the Company's business, results of operations and financial condition. Due to the foregoing factors, it is possible that the Company's operating results may from time to time be below the expectations of public market analysts and investors. In such event, the price of the Company's securities could be adversely affected.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on the continued service of certain of its key managerial, technical and engineering personnel, particularly its President and Chief Executive Officer, John V. Atanasoff II, and the Company's continuing ability to attract, train, assimilate and retain highly qualified engineering, technical and managerial personnel experienced in commercializing medical products. Competition for such personnel is intense, the available pool of qualified candidates is limited and there can be no assurance that the Company can retain its key engineering, technical and managerial personnel or that it can attract, train, assimilate or retain other highly qualified engineering, technical and managerial personnel in the future. The loss of Mr. Atanasoff or any of the Company's other key personnel or the inability of the Company to hire, train, assimilate or retain qualified personnel could have a material adverse effect on the Company's business, results of operations and financial condition.


RISKS ASSOCIATED WITH NEW PRODUCTS

     The success of the Company's proprietary medical products operations will depend upon its ability to enhance existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end user requirements and emerging industry standards. Substantial research and development will be required to maintain the competitiveness of the Company's products. Medical device development projects can be lengthy and costly, and are subject to changing requirements, programming difficulties, issues of adequate qualified personnel and unforeseen factors which can result in delays. There can be no assurance that the Company will be successful in identifying, developing, manufacturing and marketing product enhancements or new products that will respond to technological change or evolving industry standards.


COMPLIANCE WITH REGULATORY REQUIREMENTS

     The Company is subject to a variety of regulatory agency requirements in the United States and foreign countries relating to many of the products that it develops and manufactures for its customers. The process of obtaining and maintaining required regulatory approvals and otherwise remaining in regulatory compliance is lengthy, expensive and uncertain.

     The FDA inspects manufacturers of certain types of devices before providing a clearance to manufacture and sell such device, and the failure to pass such an inspection could result in delay in moving ahead with a project. The Company is required to comply with the FDA's Quality System Regulation for Medical Devices ("QSR") regulations for the manufacture of medical products. In addition, in order for the Company's instruments to be exported and for the Company and its customers to be qualified to use the "CE" mark in the European Union, the Company maintains ISO

9001/EN 46001 certification which, like the QSRs, subjects the Company's operations to periodic surveillance audits. To ensure compliance with QSR requirements, the Company expends significant time, resources and effort in the areas of training, production and quality assurance. Failure to comply with QSR regulations or other FDA or applicable legal requirements can lead to warning letters, government sanctions and serious penalties. In addition, the continued sale of any products manufactured by the Company may be halted or otherwise restricted. Any such actions could have an adverse effect on the willingness of customers and prospective customers to do business with the Company. In addition, any such noncompliance or increased cost of compliance could have a material adverse effect on the Company's business, results of operations and financial condition.

PRODUCT RECALLS, PRODUCT LIABILITY AND INSURANCE

     Most of the products the Company designs or manufactures are medical devices, many of which may be used in life-sustaining or life-supporting roles. The tolerance for error in the design, manufacture or use of these products may be small or nonexistent. If a product designed or manufactured by the Company is found to be defective, whether due to design or manufacturing defects, to improper use of the product or to other reasons, the product may need to be recalled, possibly at the Company's expense. Furthermore, the adverse effect of a product recall on the Company might not be limited to the cost of the recall. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and a diminution of the Company's reputation, each of which would have a material adverse effect on the Company's business, results of operations and financial condition.

     The manufacture and sale of the medical devices developed and manufactured by the Company involves the risk of product liability claims. Although the Company generally obtains indemnification from its customers for products it manufactures to the customers' specifications and in addition maintains product liability insurance, there can be no assurance that the indemnities will be honored or the coverage of the Company's insurance policies will be adequate.
In addition, the Company generally provides a design defect warranty and indemnifies its customers for failure of a product to conform to design specifications and against defects in materials and workmanship. Product liability insurance is expensive and in the future may not be available on acceptable terms, in sufficient amounts, or at all. A successful claim brought against the Company in excess of its insurance coverage or any material claim for which insurance coverage was denied or limited and for which indemnification was not available could have a material adverse effect on the Company's business, results of operations and financial condition.

YEAR 2000 ISSUE

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and accounts receivable modules), inventory and receivables systems, customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company also relies, directly and indirectly, on systems of external business enterprises such as distributors, suppliers, creditors, financial organizations, and of governmental entities, for accurate exchange of data. The Company does not believe that its proprietary products or any of its outsourcing services projects involve any material year 2000 risks, and the Company does not presently anticipate that the costs to address the year 2000 issue will have a material adverse effect on the Company's financial condition, results of operations or liquidity. Even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be affected through disruptions in the operation of the enterprises with which the Company and the systems and software in its proprietary products and its outsourcing products interacts. If the year 2000 issue affects the ability of the Company's component suppliers to meet delivery schedules for the components needed to manufacture the Company's products, the Company may not be able to timely meet its obligations to its customers. This would likely have an adverse impact on the Company's business, financial condition and operating results which could be material. There can be no assurance that year 2000 issues will not have a material adverse effect on the Company's business, financial condition or results of operations.

CUSTOMER CONFLICTS

     The medical technology industry reflects vigorous competition among its
participants.   Although the Company generally does not enter into
non-competition agreements, on occasion the Company's agreements prohibit it
from working for certain competitors of its customers.   The Company's growth
may be adversely affected if its customers require it to enter into non-competition agreements that prevent the Company from manufacturing instruments for its customers' competitors. Any conflicts among its customers could prevent or deter the Company from obtaining contracts to manufacture successful instruments, which could result in a material adverse effect on its business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     On the date of this prospectus there were a total of approximately 10,740,846 shares of common stock outstanding, of which 5,451,582 are freely tradeable. The remaining 5,289,264 shares are held by officers and directors of the Company and their affiliates (including 3,500,000 shares held by Vencor, Inc. which are registered under the registration statement of which this prospectus is a part). Such shares are eligible for sale in the public markets in accordance with the volume restrictions of Rule 144 under the Securities Act of 1933. In addition there are outstanding warrants and stock options to purchase 3,234,072 shares of common stock, 1,749,121 of which are currently exercisable or become exercisable in 60 days from the date of this prospectus. Except as limited by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of the Company's warrants and options generally are available for sale in the open market. Options to purchase 332,000 shares underlie non-qualified stock options which expire in January 1999, and the Company expects such options will be exercised prior to such date. Because such options are non-qualified stock options, it is expected that a portion of the shares will be sold to fund the taxes associated with the exercise of the options. Future sales of the shares of common stock referred to above could adversely affect the market price of the common stock.

CONTROL BY MANAGEMENT

     Prior to this offering, executive officers and directors of the Company and their affiliates owned approximately 5,289,264, or 49%, of the outstanding common stock. 3,500,000 of such shares are held by Vencor, Inc., a Selling Shareholder under this prospectus. This concentration in the hands of insiders has the effect of reducing the effective float of the common stock. Accordingly, these individuals have the ability to influence the election of the Company's directors and to effectively control most corporate actions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control of the Company.

     Pursuant to agreements with Vencor entered into at the time it purchased common stock from the Company, the Company agreed to take steps necessary to elect one representative of Vencor to the Company's board of directors for so long as Vencor owns at least 500,000 shares of common stock, and an additional representative for so long as Vencor owns at least 1,500,000 shares of common stock. Pursuant to such agreements, Michael Barr, an officer of Vencor, has served as a director of the Company since 1993.
Vencor waived its right to the additional board seat for the fiscal years 1995-1998. Mr. Barr has announced his resignation from Vencor. Vencor intends to name a designee to fill his position on the Company's board of directors in the immediate future. The Company believes that no executive officers or directors of the Company or their affiliates intend to purchase any of the Shares offered pursuant to this prospectus. If no executive officers or directors of the Company or their affiliates purchase any of the Shares and if Vencor sells all 3,500,000 Shares it is offering, then following this offering the current executive officers and directors of the Company and their affiliates will beneficially own or have voting control over approximately 15% of the outstanding common stock. The Company will repurchase 655,000 of the Shares being offered by Vencor. After the offering, the current executive officers and directors of the Company and their affiliates will beneficially own or have voting control over approximately 18% of the outstanding common stock.

                                   USE OF PROCEEDS

     The Company will not receive any part of the proceeds from the sale of the Shares. All net proceeds from the sale of the Shares will go to the Selling Shareholders.

                                 SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Common Stock beneficially owned by the Selling Shareholders as of August 31, 1998, and as adjusted to give effect to the sale of such securities. The Shares are being registered to permit public secondary trading of such securities, and the Selling Shareholders may offer such securities for resale from time to time. See "Plan of Distribution".

     The Shares of Common Stock being offered by the Selling Shareholders fall into two categories: (i) 3,500,000 Shares owned by Vencor Operating, Inc. as a result of purchases from the Company in private transactions in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as the basis for exemption from registration; and (ii) 281,756 Shares which may be purchased in the future by Novel Shareholders from the Company upon the exercise of Options held by Novel Shareholders. With respect to the latter category of Shares, the Registration Statement of which this Prospectus is a part registers only the resale of Shares that are issuable upon the exercise of such Options, and does not register the Options
themselves.   Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company within the past three years other than as a result of ownership of securities of the Company. The Shares may be offered from time to time by the Selling Shareholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution". In accordance with the rules of the Commission, the columns "Common Stock Owned After Offering" show the amount of securities owned by the Selling Shareholders after the offering. The numbers in such columns assume all Shares registered and offered by this Prospectus, shown in the column "Common Stock Offered", are sold by the Selling Shareholders. However, the Selling Shareholders are not required to sell any of the Shares offered, and the Selling Shareholders may sell as many or as few Shares as they choose. See "Plan of Distribution".

     Pursuant to agreements entered into at the time Vencor purchased common stock from the Company, the Company has agreed to take steps necessary to elect one representative of Vencor to the Company's board of directors for so long as Vencor owns at least 500,000 shares of common stock, and an additional representative for so long as Vencor owns at least 1,500,000 shares of common stock. Pursuant to such agreements, Michael Barr, an officer of Vencor, has served as a director of the Company since 1993. Vencor waived its right to the additional board seat for the fiscal years 1995-1998. Mr. Barr has announced his resignation from Vencor. Vencor intends to name a designee to fill his position on the Company's board of directors in the immediate future. The Company's sales to Vencor and corresponding percentage of total revenues in the fiscal years ended June 30, 1998, 1997 and 1996 are as follows: 1998 --
$67,000 (0.1%); 1997 -- $1,473,000 (5.2%); 1996 -- $381,000 (2.0%).




Name of                                             Common Stock                                          Common Stock
Selling Shareholders                          Owned Prior to Offering(1)      Common Stock            Owned After Offering
--------------------                          --------------------------         Offered              --------------------
                                                   Amount     Percent(2)         -------           Amount(3)          Percent(2)
                                                   ------     ----------                           ---------          ----------
Vencor Operating, Inc.                          3,500,000       31.8%               3,500,000          0                  --
Andcor Human Resources                             10,500        --                    10,500          0                  --
Lloyd Armstrong                                    41,000        --                    41,000          0                  --
Paul Backer                                         2,477        --                     2,477          0                  --
Tammy Bren                                          2,515        --                     2,515          0                  --
Lisa Cheney                                         3,245        --                     3,245          0                  --
Norm Dann                                          25,313        --                    25,313          0                  --



Name of                                             Common Stock                                          Common Stock
Selling Shareholders                          Owned Prior to Offering(1)      Common Stock            Owned After Offering
--------------------                          --------------------------         Offered              --------------------
                                                   Amount     Percent(2)         -------           Amount(3)          Percent(2)
                                                   ------     ----------                           ---------          ----------
Wyn Davies                                         30,500        --                    30,500          0                  --
Kim Dorr                                            2,961        --                     2,961          0                  --
Tim Hidani                                         18,198        --                    18,198          0                  --
Angi Hillyard                                      11,383        --                    11,383          0                  --
Jonathan Kagan(4)                                 170,000       1.5%                  100,000        70,000               --
Bob Laine                                           3,125        --                     3,125          0                  --
Cindy Olsen                                         9,317        --                     9,317          0                  --
Ricci Smelser                                       9,387        --                     9,387          0                  --
Ae Suk Yim                                          3,710        --                     3,710          0                  --
Frank Vargas                                        4,375        --                     4,375          0                  --
Rodney Young                                        3,750        --                     3,750          0                  --
All Selling Shareholders                        3,851,756       34.9%               3,781,756        70,000               --



-----------------------
(1) Includes the following Shares which may be purchased by Selling Shareholders upon the exercise of the Options: Andcor Human Resources - 10,500; Lloyd Armstrong - 41,000; Paul Backer - 2,477; Tammy Bren - 2,515;
     Lisa Cheney - 3,245; Norm Dann -   25,313; Wyn Davies - 30,500; Kim Dorr -
     2,961; Tim Hidani - 18,198; Angi Hillyard - 11,383; Jonathan Kagan - 100,000; Bob Laine - 3,125; Cindy Olsen - 9,317; Ricci Smelser - 9,387; Ae Suk Yim - 3,710; Frank Vargas - 4,375; Rodney Young - 3,750.
(2) No percent of class is shown for holders of less than 1%. Percentage computations are based on 11,022,602 shares of Common Stock outstanding, computed by adding the 281,756 shares issuable upon exercise of the Options to the 10,740,846 shares of common stock outstanding on August 31, 1998.
(3) Assumes sale of all Common Stock offered hereby. See "Plan of Distribution".

(4) Mr. Kagan is president of the Company's wholly-owned subsidiary, Novel Biomedical, Inc.

                                 PLAN OF DISTRIBUTION

     Vencor Operating Inc. ("Vencor") has entered into an Agency Agreement
(the "Agency Agreement") with the Company, Advest, Inc. and Bigelow &
Company, pursuant to which Vencor will sell the Shares it holds to purchasers who have been solicited by the selling agents under the Agency Agreement, and their subagents, if any, at a price of $6.375 per share, and Vencor will pay such selling agents a commission of $0.195 per share. 655,000 of such Shares are being purchased by the Company. The distribution of the Shares by the Novel Shareholders is not subject to any underwriting agreement. The Shares offered by the Novel Shareholders may be sold from time to time at designated prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Novel Shareholders are not required to sell any of the Shares offered, and the Novel Shareholders may sell as many or as few Shares as they choose. In addition, the Novel Shareholders may sell the Shares through customary brokerage channels, either through broker-dealers acting as agents or principals. The Novel Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Novel Shareholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers that participate with any of the Selling Shareholders in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions within the meaning of the Securities Act, in connection with such sales. The Company has entered into a Selling Agreement with the Novel Shareholders. Such Selling Agreement and the Agency Agreement each contain the Company's agreement to indemnify the Selling Shareholders and the selling agents under the Agency Agreement for losses or damages, including losses or damages under the Securities Act, to which the Selling Shareholders or the selling agents may become subject arising out of or based upon untrue statements of fact contained in the Registration Statement of which this Prospectus is a part.

                                   INDEMNIFICATION

     The Colorado Business Corporation Act (the "Colorado Act") permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if: (i) the officer or director acted in good faith; (ii) the person reasonably believed, in the case of conduct in an official capacity with the Company, that his or her conduct was in the best interests of the Company, or in all other cases, that his or her conduct was at least not opposed to the Company's best interests; and, (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. If the officer or director is successful on the merits in such a proceeding, the Colorado Act requires the Company to indemnify the officer or director against all expenses, including attorneys' fees incurred in connection with any such proceeding. The Colorado Act authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances.
Article VIII of the Company's Articles of Incorporation, as amended, provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Colorado Act.

     The Colorado Act permits the Company to limit the personal liability of its directors for monetary damages for breaches of fiduciary duty as a director, except for breaches that involve the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful dividends or stock redemptions or transactions from which the director derived an improper personal benefit.
Article XIII of the Company's Articles of Incorporation, as amended, includes such a provision which limits the personal monetary liability of its directors.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                       EXPERTS

     The consolidated financial statements of the Company appearing in its Annual Report (Form 10-K) for the year ended June 30, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                    LEGAL OPINION

     The legality of the Common Stock offered will be passed upon for the Company by Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, CO 80302.

             ------------------------------------------------------------

No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the sale or offering of any Shares of Common Stock covered by this Prospectus, and if given or made, such other information or representations must not be relied upon as having been authorized by Colorado MEDtech, Inc. or the Selling Shareholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction. Under no circumstances should the delivery of this Prospectus or the sale or offering of any Shares of Common Stock covered by this Prospectus create any implication that there has been no change in the business or operations of Colorado MEDtech, Inc. since the date of this Prospectus.


                    ---------------------------------------------





                                  TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Documents Incorporated by Reference. . . . . . . . . . . . . . . . . . . .  2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10





                                   3,781,756 Shares





                                COLORADO MEDTECH, INC.


                             Common Stock (No Par Value)




                                      PROSPECTUS




             ------------------------------------------------------------








             ------------------------------------------------------------






                                 November 3, 1998

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than brokerage discounts, fees or commissions, are:


Commission Registration Fee                       $  7,809
Accounting Fees and Expenses                         2,500
Legal Fees and Expenses                             10,000
Miscellaneous Expenses                                 591
                                                   -------
Total                                              $20,900


     All expenses, except the registration fee, are estimated. The Company will pay all expenses in connection with this offering.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Colorado Business Corporation Act (the "Colorado Act") permits the Company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if: (i) the officer or director acted in good faith; (ii) the person reasonably believed, in the case of conduct in an official capacity with the Company, that his or her conduct was in the best interests of the Company, or in all other cases, that his or her conduct was at least not opposed to the Company's best interests; and, (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. If the officer or director is successful on the merits in such a proceeding, the Colorado Act requires the Company to indemnify the officer or director against all expenses, including attorneys' fees incurred in connection with any such proceeding. The Colorado Act authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances. Article VIII of the Company's Articles of Incorporation, as amended, provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Colorado Act.

     The Colorado Act permits the Company to limit the personal liability of its directors for monetary damages for breaches of fiduciary duty as a director, except for breaches that involve the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful dividends or stock redemptions or transactions from which the director derived an improper personal benefit.
Article XIII of the Company's Articles of Incorporation, as amended, includes such a provision which limits the personal monetary liability of its directors.

ITEM 16.  EXHIBITS



Exhibit
Number                           Description of Exhibit
------                           ----------------------
  1.1*    Form of Selling Agreement.
  1.2     Agency Agreement dated November 3, 1998 by and among the Company,
          Vencor, Inc., Vencor Operating, Inc., Advest, Inc. and Bigelow &
          Company.
  4.1     Form of Certificate for Shares of Common Stock.(1)
  5.1*    Opinion of Chrisman, Bynum & Johnson, P.C.
 23.1*    Consent of Arthur Andersen LLP.
 23.2*    Consent of Chrisman, Bynum & Johnson, P.C. (contained in the opinion filed as Exhibit 5.1).
 24.1*    Power of attorney (included in signature page of original filing).



---------

*Previously filed.

(1) Incorporated by reference from the Company's Registration Statement No. 2-83841-D on Form S-18, dated May 17, 1983.

ITEM 17.  UNDERTAKINGS

     (1)  The undersigned Registrant hereby undertakes:

          A. To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          provided, however, that the undertakings set forth in Paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 3rd day of November, 1998.

                              COLORADO MEDTECH, INC.


                              By:    /s/ John V. Atanasoff II
                                 -----------------------------------------------
                                John V. Atanasoff II, Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                    Title                          Date
---------                    ------                         -----
 /s/ John V. Atanasoff II    Chief Executive Officer,       November 3, 1998
---------------------------  President and Director
John V. Atanasoff II         (Principal Executive Officer)

            *                Director                       November 3, 1998
---------------------------
Dean A. Leffingwell

            *                Director                       November 3, 1998
---------------------------
Ira M. Langenthal

            *                Director                       November 3, 1998
---------------------------
Robert L. Sullivan

            *                Director                       November 3, 1998
---------------------------
Clifford W. Mezey

            *                Director                       November 3, 1998
---------------------------
Michael R. Barr

            *                Director                       November 3, 1998
---------------------------
John E. Wolfe

 /s/ Bruce L. Arfmann        Chief Financial Officer        November 3, 1998
---------------------------  (Principal Accounting
Bruce L. Arfmann             Officer)


*By /s/ John V. Atanasoff II
    ---------------------------
    John V. Atanasoff II,
    Attorney-in-fact

                                    EXHIBIT INDEX


Exhibit
Number                       Description of Exhibit                       Page
------                       ----------------------                       ----
 1.1*     Form of Selling Agreement.
 1.2      Agency Agreement dated November 3, 1998 by and among the
          Company, Vencor Inc., Vencor Operating, Inc., Advest, Inc.
          and Bigelow & Company.
 4.1*     Form of Certificate for Shares of Common Stock.(1)
 5.1*     Opinion of Chrisman, Bynum & Johnson, P.C.
23.1*     Consent of Arthur Andersen LLP.
23.2*     Consent of Chrisman, Bynum & Johnson, P.C. (contained in the opinion filed as Exhibit 5.1).
24.1*     Power of attorney (included in signature page of original
          filing).


---------

*Previously filed.

(1) Incorporated by reference from the Company's Registration Statement No. 2-83841-D on Form S-18, dated May 17, 1983.